FOR IMMEDIATE RELEASE

CONTACTS:
Investors — Scott Pond (801) 345-2657, spond@nuskin.com
Media — Kara Schneck (801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES REPORTS RECORD SECOND-QUARTER RESULTS

Company Increases 2012 Guidance

PROVO, Utah — July 26, 2012 — Nu Skin Enterprises, Inc. (NYSE: NUS) today announced record second-quarter results with revenue of $593.2 million, a 40 percent improvement over the prior-year period. Revenue was negatively impacted 2 percent from foreign currency fluctuations. Earnings per share for the quarter increased 45 percent to $0.94, compared to $0.65 in the prior year.

“Once again, we are pleased to announce record quarterly results, highlighted by the most successful regional product launch in our history that boosted revenue by more than 150 percent in Greater China and 66 percent in South Asia,” said Truman Hunt, president and chief executive officer. “The tremendous launches of our latest ageLOC products generated approximately $165 million in product orders, with $140 million reported in revenue during the quarter and the balance to be shipped in the third quarter. Our product innovation is energizing our customer base and sales force, as demonstrated by strong growth in both our actives and executive distributors.

“While emerging markets continue to drive significant growth, we are also very pleased with results in our mature markets during the second quarter, including local-currency revenue improvements of 21 percent in the Americas and 20 percent in Europe. We also saw positive trend improvements in Japan.

“Our overall profitability continued to improve as we generated a 16.5 percent operating margin during the quarter. In addition, we utilized the strength of our balance sheet to repurchase approximately 2.4 million shares for $108 million,” said Hunt.

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Nu Skin Enterprises, Inc.
July 26, 2012
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Regional Results

North Asia. Second-quarter revenue in North Asia was $177.7 million, compared to $183.1 million for the same period in 2011. Results were negatively impacted 1 percent from foreign currency fluctuations. South Korea experienced a local-currency revenue decline of 3 percent while Japan’s local-currency revenue decline improved to 1 percent. The number of executive distributors in the region was down 5 percent while the number of actives improved 2 percent.

Greater China. Revenue in Greater China increased 152 percent to $199.7 million, compared to $79.4 million in the prior-year period. Foreign currency fluctuations positively impacted revenue 1 percent. Results included approximately $100 million of product launch sales. The executive distributor and employee sales representative count in the region improved 111 percent, while the number of actives increased 31 percent compared to the prior year.

South Asia/Pacific. South Asia/Pacific revenue was $98.3 million, a 66 percent improvement compared to the prior year. Sales in the quarter included approximately $40 million of new ageLOC products. Foreign currency fluctuations negatively impacted revenue by 5 percent. The region’s executive count improved 97 percent while the active count increased 9 percent compared to the same period in 2011.

Americas. Revenue in the Americas improved 20 percent to $71.8 million, compared to $59.8 million in the prior-year period. The number of executives grew 16 percent while the number of actives increased 3 percent during the quarter.

Europe. Revenue in Europe was $45.7 million, a 7 percent improvement over the prior-year period. Results in the region were negatively impacted approximately 13 percent by foreign currency fluctuations. The executive and active counts in Europe increased 18 and 8 percent, respectively, compared to the prior year.

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Nu Skin Enterprises, Inc.
July 26, 2012
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Operational Performance

The company’s operating margin was 16.5 percent for the quarter, compared to 15.6 percent for the prior-year period. Gross margin during the quarter improved 70 basis points to 83.9 percent. Selling expenses, as a percent of revenue, were 45.1 percent in the second quarter, a 180 basis-point increase. The increase is primarily attributable to incentives related to significant product launches during the quarter. General and administrative expenses, as a percent of revenue, were 22.3 percent, improving 210 basis-points over the prior year. Other income/expense reported a loss of $3.4 million compared to a loss of $0.1 million in the prior year, due primarily to foreign currency losses.

The company’s income tax rate for the quarter was 36.1 percent compared to 36.7 percent in the prior-year period. The company had cash and current investments of $385 million at the end of the quarter. Dividend payments during the quarter were $12.3 million, and the company repurchased $108 million of its shares.

Outlook

“We continue to be optimistic about the future as we build on our ageLOC anti-aging product innovation that is helping drive revenue growth and expand our base of consumers and sales leaders,” said Hunt. “We are confident that the planned product launches during the back half of 2012, combined with the growing interest in our compelling product pipeline will sustain healthy growth.  Since launching the ageLOC platform in 2009, we have generated over $1.4 billion in product sales with this brand. And we are confident that the best of ageLOC is yet to come.

“Emerging markets, particularly China and South Asia, will continue to drive healthy overall growth rates. We are also pleased with the positive direction of our more mature markets, including the U.S., Europe and Japan. We expect our North Asia region to show improving trends in the second half of 2012 as we build to the launch of the ageLOC Body Spa in both South Korea and Japan in the fourth quarter. From a financial perspective, we will continue to use our strong balance sheet and cash flow to create value for our shareholders by repurchasing shares, paying dividends and investing in the business. Due to the strength of our business we plan to continue to do all three,” concluded Hunt.

“Given strong second-quarter results, as well as the healthy growth trends we are seeing in our executive and active base, we are significantly increasing our 2012 revenue and earnings guidance,” said Ritch Wood, chief financial officer. “We project 2012 revenue to be in the $2.00 to $2.03 billion range with earnings per share of $3.16 to $3.24. This guidance reflects an anticipated negative foreign currency impact of 4 percent in the second half of 2012.

“We estimate third-quarter revenue of approximately $465 to $480 million assuming a negative currency impact of approximately 6 percent for the quarter. We project third-quarter earnings per share to be in the $0.71 to $0.75 range,” concluded Wood.

The company’s management will host a webcast with the investment community on July 26, at noon (EDT). Those wishing to access the webcast, as well as the financial information presented during the call, can visit the Investor Relations page on Nu Skin Enterprises’ website, http://ir.nuskin.com. An archive of the webcast will be available at this same URL through August 10, 2012.

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Nu Skin Enterprises, Inc.
July 26, 2012
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About Nu Skin Enterprises, Inc

Nu Skin Enterprises, Inc. demonstrates its tradition of innovation through its comprehensive anti-aging product portfolio, independent business opportunity and corporate social responsibility initiatives. The company’s scientific leadership in both skin care and nutrition has established Nu Skin as a premier anti-aging company, evidenced in its unique ageLOC® science that addresses aging at its source. The company’s anti-aging products feature the new ageLOC ® suite of products including the ageLOC® R2 nutritional supplement, ageLOC® Galvanic Spa System and ageLOC Galvanic Body Spa™, as well as the ageLOC® Transformation daily skin care system. A global direct selling company, Nu Skin operates in 52 markets worldwide and has approximately 900,000 active distributors and preferred customers. Nu Skin is traded on the New York Stock Exchange under the symbol “NUS.” More information is available at http://www.nuskin.com.

Please note: This press release, particularly the "Outlook" section, contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the company's current expectations and beliefs, including, among other things: (i) management's positive outlook for the company; (ii) management's expectations regarding the company's initiatives, strategies and new products; and (iii) management's projections regarding revenue, earnings per share, and the impact of foreign currency fluctuations. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, the following: (a) any failure of current or planned initiatives or products to generate interest among distributors and customers and generate sponsoring and selling activities on a sustained basis; (b) challenging economic conditions globally; (c) risk of foreign currency fluctuations and the currency translation impact on our business associated with these fluctuations; (d) risks associated with increased general inquiries and complaints to consumer protection agencies in Japan regarding the activities of some distributors; (e) regulatory risks associated with the company's products, which could inhibit the company's ability to import or continue selling a product in a market if it is determined to be a medical device; (f) continued regulatory scrutiny and investigations in Mainland China, which have from time to time in the past, and could in the future, negatively impact the company's business, including the interruption of sales activities in stores, loss of licenses, and the imposition of fines; (g) adverse publicity related to the company's business, products, industry or any legal actions or complaints by distributors or others; (h) any prospective or retrospective increases in duties on our products imported into our markets outside of the United States and any adverse results of tax audits or unfavorable changes to tax laws in our various markets; and (i) continued competitive pressures in the company's markets. The company's financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission. The forward-looking statements set forth the company's beliefs as of the date of this release, and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change except as required by law.

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Nu Skin Enterprises, Inc.
July 26, 2012
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NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Second Quarters Ended June 30, 2012 and 2011
(in thousands, except per share amounts)

	2012	2011
Revenue:
North Asia	$177,695	$183,097
Greater China	199,728	79,404
South Asia/Pacific	98,344	59,212
Americas	71,766	59,805
Europe	45,702	42,908

Total revenue	593,235	424,426

Cost of sales	95,584	71,168

Gross profit	497,651	353,258

Operating expenses:
Selling expenses	267,363	183,500
General and administrative expenses	132,376	103,712
Total operating expenses	399,739	287,212

Operating income	97,912	66,046

Other income (expense), net	(3,369)	(127)
Income before provision for income taxes	94,543	65,919
Provision for income taxes	34,136	24,218

Net income	$60,407	$41,701

Net income per share:
Basic	$0.98	$0.67
Diluted	$0.94	$0.65

Weighted average common shares outstanding:
Basic	61,706	61,806
Diluted	64,230	64,193

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Nu Skin Enterprises, Inc.
July 26, 2012
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NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Six Month Periods Ended June 30, 2012 and 2011
(in thousands, except per share amounts)

	2012	2011
Revenue:
North Asia	$359,895	$362,531
Greater China	292,339	147,997
South Asia/Pacific	175,665	109,158
Americas	138,106	115,684
Europe	89,232	84,901

Total revenue	1,055,237	820,271

Cost of sales	171,340	171,822	(1)

Gross profit	883,897	648,449

Operating expenses:
Selling expenses	469,898	352,642
General and administrative expenses	244,424	204,854
Total operating expenses	714,322	557,496

Operating income	169,575	90,953

Other income (expense), net	266	(549)
Income before provision for income taxes	169,841	90,404
Provision for income taxes	61,605	33,395

Net income	$108,236	$57,009

Net income per share:
Basic	$1.75	$0.92
Diluted	$1.67	$0.89

Weighted average common shares outstanding:
Basic	62,016	61,817
Diluted	64,773	64,177

    (1) Includes $32.8 million related to an adverse decision in the Japan customs litigation.

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Nu Skin Enterprises, Inc.
July 26, 2012
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NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$371,801	$272,974
Current investments	13,639	17,727
Accounts receivable	44,198	31,615
Inventories, net	124,677	112,111
Prepaid expenses and other	90,525	95,660
	644,840	530,087

Property and equipment, net	169,527	149,505
Goodwill	112,446	112,446
Other intangible assets, net	79,094	83,333
Other assets	129,064	115,585
Total assets	$1,134,971	$990,956

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$44,764	$32,181
Accrued expenses	226,213	180,382
Current portion of long-term debt	28,100	28,608
	299,077	241,171

Long-term debt	190,712	107,944
Other liabilities	77,913	67,605
Total liabilities	567,702	416,720

Stockholders’ equity:
Class A common stock	91	91
Additional paid-in capital	305,336	292,240
Treasury stock, at cost	(629,078)	(522,162)
Retained earnings	950,127	866,632
Accumulated other comprehensive loss	(59,207)	(62,565)
	567,269	574,236
Total liabilities and stockholders’ equity	$1,134,971	$990,956

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Nu Skin Enterprises, Inc.
July 26, 2012
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NU SKIN ENTERPRISES, INC. Distributor/Preferred Customer Growth by Region

	As of June 30, 2012		As of June 30, 2011		% Increase (Decrease)
	Active	Executive	Active	Executive	Active	Executive

North Asia	337,000	14,370	331,000	15,127	1.8%	(5.0%)
Greater China	170,000	20,182	130,000	9,580	30.8%	110.7%
South Asia/Pacific	99,000	8,856	91,000	4,499	8.8%	96.8%
Americas	170,000	5,994	165,000	5,185	3.0%	15.6%
Europe	119,000	4,626	110,000	3,917	8.2%	18.1%

Total	895,000	54,028	827,000	38,308	8.2%	41.0%

“Actives” include our independent distributors and preferred customers who have purchased products for resale or personal consumption during the previous three months.

“Executive Distributors” include our independent distributors, who have completed and maintain certain qualification requirements, and our qualified sales employees and contractual sales promoters in China.

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